EXHIBIT 4.5

SECOND AMENDMENT TO THE
1999 STOCK INCENTIVE PLAN OF
TARO PHARMACEUTICAL INDUSTRIES LTD.

     THIS SECOND AMENDMENT is made effective August 5, 2004, by TARO PHARMACEUTICAL INDUSTRIES LTD. (the “Company”), a corporation organized and existing under the laws of the Country of Israel.

W I T N E S S E T H:

     WHEREAS, the Company maintains the 1999 Stock Incentive Plan of Taro Pharmaceutical Industries Ltd. (the “Plan”), which was adopted by the Board of Directors of the Company on March 10, 1999, and approved be the stockholders of the Company on July 20, 1999.

     WHEREAS, the Company desires to amend the Plan to allow the grant of stock options to the Company’s “Identified Public Directors”, as such term is defined under the Israel Companies Law.

     WHEREAS, the Company’s shareholders, at the Annual General Meeting held on August 5, 2004, approved a resolution to amend the Plan to allow for the grant of stock options to Identified Public Directors as provided by new regulations issued under the Israel Companies Law.

     NOW, THEREFORE, the Plan is hereby amended, effective as of August 5, 2004, as follows:

1.	By deleting from the first sentence of the last sub-paragraph of paragraph 4 the phrase “(other than an Identified Public Director)”.

2.	By deleting paragraph 20(e) in its entirety and substituting therefore “[Reserved]”.

3.	By deleting from paragraph 20(g) the phrase “and is not an Identified Public Director”.

     Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Second Amendment.

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     IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed, effective as of the day and year first above written.

TARO PHARMACEUTICAL INDUSTRIES LTD.

By: /s/ Kevin Connelly

Title: Senior Vice President & Chief Financial Officer